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                                                                   EXHIBIT 4.3

                              HAMILTON BANCORP INC.

                   1998 EXECUTIVE INCENTIVE COMPENSATION PLAN

         1. PURPOSE. The purpose of this Plan is to advance the interests of Hamilton Bancorp Inc. (the "Company") by providing an additional incentive to attract and retain qualified and competent persons who are key employees or directors of the Company or its subsidiaries or affiliated entities, and upon whose efforts and judgment the success of the Company is largely dependent.

         2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

         (a) "Affiliate" shall mean any corporation other than the Company that is a member of an affiliated group of corporations, as defined in
         Section 1504 (determined without regard to Section 1504(b)) of the Internal Revenue Code, of which the Company is a member.

         (b) "Annual Incentive Award" shall mean a conditional right granted to a Participant under Section 13(c) hereof to receive a cash payment or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

         (c) "Award" shall mean any Option, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

         (d) "Board" shall mean the Board of Directors of the Company.

         (e) "Committee" shall mean the compensation committee appointed by the Board (as described in Section 14 hereof) or, if such a committee does not exist, the Board.

         (f) "Common Stock" shall mean the 1 cent par value Common Stock of the Company.

         (g) "Covered Employee" shall mean any individual who, on the last day of the taxable year of the Company, is (i) the Chief Executive Officer of the Company or is acting in such capacity (the "CEO"), (ii) among the four highest compensated officers of the Company and its Affiliates (other than the CEO), or (iii) otherwise considered to be a "Covered Employee" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder.

         (h) "Director" shall mean a member of the Board.

         (i) "Eligible Person" means each Officer of the Company (as defined under the Exchange Act) and other officers, directors and employees of






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         the Company or of any Subsidiary. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.

         (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (k) "Fair Market Value" of a Share on any date of reference shall be the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date or, if there are no sales on that date, then on the last previous day on which a sale was reported, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("Nasdaq"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock for such day on such system, or (ii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined in good faith by the Committee in a fair and uniform manner.

         (l) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

         (m) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (n) "Non-Employee Director" shall refer to a Director who is not an employee of the Company or any Subsidiary.

         (o) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

         (p) "Officer" shall mean the Company's president, principal financial officer, principal accounting officer and any other person who the Company identifies as an executive officer.

         (q) "Option" shall mean any option granted under this Plan.

         (r) "Outside Director" shall mean a member of the Board who (i) is not a current employee of the Company or any Affiliate; (ii) is not a former employee of the Company or any Affiliate who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company or any Affiliate; (iv) does not receive remuneration either directly or indirectly, in any capacity other than






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         as a director; and (v) satisfies any other conditions that shall from time to time be required to qualify as an "outside director" under
         Section 162(m) of the Internal Revenue Code and the regulations thereunder and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Exchange Act. For this purpose, "Remuneration" shall have the meaning afforded that term pursuant to Treasury Regulations issued under Section 162(m) of the Internal Revenue Code, and shall exclude any de minimis remuneration excluded under those Treasury Regulations.

         (s) "Participant" shall mean a person to whom an Award is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person;

         (t) "Performance Award" means a right, granted to a Eligible Person under Section 13 hereof, to receive Awards based upon performance criteria specified by the Committee or the Board.

         (u) "Plan" shall mean this Executive Incentive Compensation Plan.

         (v) "Share" shall mean a share of the Common Stock.

         (w) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. SHARES AND OPTIONS. The Company may grant to Participants from time to time Options to purchase an aggregate of up to One Hundred Twenty-two Thousand Five Hundred (122,500) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee at the time of grant of such Option, and shall clearly state, whether it is an Incentive Stock Option or Non-Qualified Stock Option. All Options shall be granted within 10 years from the effective date of this Plan.

         4. DOLLAR LIMITATION. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Internal Revenue Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all plans of the Company), exceeds $100,000.

         5. CONDITIONS FOR GRANT OF OPTIONS

         (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Participants shall be those persons selected by the





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         Committee in its sole discretion. Any person who files with the
         Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

         (b) In granting Options, the Committee may take into consideration the contribution the person has made to the success of the Company and its subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company with regard to these matters. The Committee may from time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) if applicable, relating an Option to the continued employment of the Participant for a specified period of time, provided that such terms and conditions are not more favorable to a Participant than those expressly permitted herein.

         (c) If applicable, the Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment or other relationship with the Company. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company.

         (d) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Shares with respect to which Options may be granted to any one Participant may not exceed 61,250, subject to adjustment as provided in Section 10(a) hereof.

         (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this plan, Options may not be granted to a Covered Employee unless the grant of such Option is authorized by, and all of the terms of such Options are determined by, a Committee that is appointed in accordance with Section 14 of this Plan and all of whose members are Outside Directors.

         (f) Incentive Stock Options may not be granted to any Non-Employee Directors.

         6. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; provided, however, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

         7. EXERCISE OF OPTIONS.

         (a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms





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         of the Option (ii) full payment of the aggregate exercise price of the
         Shares as to which the Option is exercised has been made and (iii) arrangements that are satisfactory to the Committee, in its sole discretion, have been made for the Participant's payment to the Company of the amount that is necessary for the Company employing the Participant to withhold in accordance with applicable Federal or state tax withholding requirements.

         (b) Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid (i) in cash, (ii) by certified or official bank check, (iii) by money order, (iv) with Shares owned by the Participant that have been owned by the Participant for more than 6 months on the date of surrender or such other period as may be required to avoid a charge to the Company's earnings for financial accounting purposes, (v) by authorization for the Company to withhold Shares issuable upon exercise of the Option, (vi) by arrangement with a broker that is acceptable to the Committee where payment of the Option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the Option Shares to the Company in payment of the Option price, or (vii) any combination of the foregoing. The Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercises. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, and subject to applicable law, lend money to a Participant, guarantee a loan to a Participant, or otherwise assist a Participant to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Participant attributable to such exercise. If the exercise price is paid in whole or part with Participant's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Participant purchases upon exercise of such option, (iii) bear interest at a rate no less than the prime rate of the Company's principal bank subsidiary and (iv) contain such other terms as the Board in its sole discretion shall reasonably require.

         (c) No Participant shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. EXERCISABILITV OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 8.

         (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

         (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:




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                  (i)      if there occurs any transaction (which shall include
                           a series of transactions occurring, within 60 days or occurring pursuant to a plan), that has the result that stockholders of the Company immediately before such transaction cease to own at least fifty percent (50%) of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

                  (ii) if the stockholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                  (iii) if the stockholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

         (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

         9. TERMINATION OF OPTION PERIOD.

         (a) The unexercised portion of any Option granted to a Participant shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (i) three months after the date on which the Participant's employment with the Company or any Subsidiary, or service as a Director or as a director of any Subsidiary, is terminated or, in the case of a Non-Qualified Stock Option and unless the Committee shall otherwise determine in writing in its sole discretion, the date on which the Participant's employment with the Company or any Subsidiary, or service as a Director or as a director of any Subsidiary, is terminated, in either case for any reason other than by reason of (a) Cause, which shall mean "Cause" under such Participant's employment agreement, if any, and which, solely for purposes of this Plan, also shall mean the termination of the Participant's employment or the removal of the Participant as a Director or as a director of any Subsidiary by reason of the Participant's willful misconduct or gross negligence, (b) the Participant's mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or (c) the Participant's death;

                  (ii) immediately upon the termination of the Participant's employment with the Company or any Subsidiary, or service as a Director or as a director of any Subsidiary, for Cause;

                  (iii) twelve months after the date on which the Participant's employment with the Company or any






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                           Subsidiary, or service as a Director or as a director
                           of any Subsidiary, is terminated by reason of mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee, or

                  (iv) (a) twelve months after the date of the Participant's death or (b) three months after the date of the Participant's death if such death shall occur during the twelve month period specified in Subsection 9(a)(iii) hereof.

         (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 8(b)(ii) or (iii) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

         10. ADJUSTMENT OF SHARES.

         (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                  (i) appropriate adjustment shall be made in the maximum number of shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                  (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

         (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof.

         (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe thereof, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

         (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any





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         manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options;
         (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         11. TRANSFERABILITY OF OPTIONS AND SHARES.

         (a) No Incentive Stock Option, and unless the Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16-B-3 promulgated under the Exchange Act no Non-Qualified Stock Option, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Participant by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Participant's lifetime only by the Participant, or in the case of a Non-Qualified Stock Option that has been assigned or otherwise transferred with the Committee's prior written consent, only by the assignee consented to by the Committee.

         (b) Unless the Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no Shares acquired by an Officer, as that term is defined under Rule 16b-3, of the Company or Director or a director of any Subsidiary pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted.

         12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

         (a) a representation and warranty by the Participant to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

         (b) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

         13. PERFORMANCE AND ANNUAL INCENTIVE AWARDS.

         (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee or the Board. The Committee or the Board may use such






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         business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 13(b) and 13(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

         (b) Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 13(b).

                  (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this
                           Section 13(b). Performance goals shall be objective and shall otherwise meet the requirements of Code
                           Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

                  (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share;
                           (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13)







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                           working capital or inventory; and (14) ratio of debt
                           to stockholders' equity. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 13(c) hereof that are intended to qualify as "performance-based compensation" under Code Section 162(m).

                  (iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

                  (iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in
                           Section 13(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 13(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

                  (v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

         (c) Annual Incentive Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 13(c).

                  (i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual






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                           Incentive Awards. The amount of such Annual Incentive
                           Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 13(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 13(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

                  (ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be "performance-based compensation" under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 13(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in
                           Section 13(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee.

                  (iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as an Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no Award whatsoever. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

         (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under
         Section 13(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 13(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such




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         Performance Awards or Annual Incentive Awards if and to the extent required to comply with Code Section 162(m).

         (e) Maximum Performance Award and Annual Incentive Award. The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Participant, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Participant, shall be $5,000,000.

         (f) Status of Section 13(b) and Section 13(c) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 13(b) and 13(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code
         Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 13(b), (c), (d), (e) and (f), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code
         Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

         14. ADMINISTRATION OF THE PLAN.

         (a) The Plan shall be administered by the Committee, which shall consist of not less than two Directors, each of whom shall be Outside Directors. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment of the Board.

         (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The Committee's determinations and its interpretation and construction of any provision of the Plan shall be final and conclusive.

         (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         (d) The Board may reserve to itself the power to grant Options to employees or Directors of the Company or any Subsidiary who are not Covered Employees. If and to the extent that the Board reserves such powers, then all references herein to the Committee shall refer to the Board with respect to the Options granted by the Board.






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         15. INCENTIVE OPTIONS FOR 10% STOCKHOLDERS. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its subsidiary [as defined in Section 424 of the Internal Revenue Code] at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

         16. INTERPRETATION

         (a) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

         (b) This Plan shall be governed by the laws of the State of Florida.

         (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan.

         (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         (e) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Board and the Committee each may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

         17. AMENDMENT AND DISCONTINUATION OF THE PLAN. Either the Board or the Committee may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 10, no such amendment may, without approval by the stockholders of the Company, (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan; and provided further, that, except to the extent provided in Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Participant without the consent of such Participant.

         18. EFFECTIVE DATE AND TERMINATION DATE. The effective date of the Plan is January 1, 1998, provided that the stockholders of the Company have approved the Plan on or before September 1, 1998, and the Plan shall terminate on the 10th anniversary of the effective date.


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